Exhibit 99.1

Mercury General Corporation

4484 Wilshire Boulevard • Los Angeles, California 90010 • (323) 937-1060

Press Release

FOR MORE INFORMATION, CONTACT:

Theodore Stalick, VP/CFO

(323) 937-1060

www.mercuryinsurance.com

FOR RELEASE MONDAY, APRIL 28, 2003

Mercury General Corporation Announces First Quarter Results

Los Angeles, California . . .. Mercury General Corporation (NYSE: MCY), a major California automobile insurer with operations in a number of other states, reported today that net income was $42.1 million, or $0.77 per share (diluted), in the first quarter 2003 compared with $29.0 million, or $0.53 per share (diluted), in the same period for 2002. Net operating earnings in the first quarter of 2003 were $42.6 million, or $0.78 per share, compared with $28.8 million, or $0.53 per share in 2002. The Company defines net operating earnings, a non GAAP financial measure, as net income excluding net realized investment gains and losses, net of tax. Management believes that net operating earnings better reflects the Company’s core business results since its investment policy emphasizes maximization of after-tax yields and not achieving realized gains.

Company-wide premiums written were $538.8 million in the first quarter 2003, a 27.8% increase over first quarter 2002 premiums written of $421.5 million. California premiums written were $452.9 million in the quarter, an increase of 25.8% over 2002. The increased premiums were driven by both policy count growth and recent rate increases.

The loss ratio (GAAP basis) was 68.2% in the quarter compared with 71.9% in the same period for 2002. The lower loss ratio is largely attributed to recent rate increases and improved loss frequency in the Company’s automobile lines of business. Loss frequencies can be affected by many factors including seasonal travel, weather and fluctuations in gasoline prices.

The expense ratio (GAAP basis) was 26.2% in the quarter compared with 26.6% in the same period for 2002.

The Company received approval from the California Department of Insurance to increase its personal automobile rates by 6.9% in Mercury Casualty Company and California Automobile Insurance Company and 3.8% in Mercury Insurance Company. The Company plans to implement these rate increases in June 2003.

Net investment income in the first quarter of 2003 of $26.9 million decreased by 8.7% from $29.5 million in the same period for 2002. After taxes, per share (diluted) investment income was

$0.44 in the quarter, compared with $0.47 in the first quarter of 2002. The after-tax yield was 4.33% on average investments of $2.21 billion (fixed maturities and equities at cost) for the quarter. This compares with 5.23% in the first quarter of 2002.

The Board of Directors declared a second quarter dividend of $0.33 per share, representing a 10% increase over the quarterly dividend amount paid in 2002. The dividend is to be paid on June 30, 2003 to shareholders of record on June 15, 2003. The Company’s book value per share at March 31, 2003 was $20.84.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release are forward-looking statements based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: changes in the demand for the Company’s insurance products, and in general economic conditions; the accuracy and adequacy of the Company’s pricing methodologies; market risks associated with the Company’s investment portfolio; uncertainties related to estimates, assumptions and projections generally; the possibility actual loss experience may vary adversely from the actuarial estimates made to determine the Company’s loss reserves; inflation and changes in economic conditions; the Company’s ability to obtain and the timing of regulatory approval for requested rate changes; legislation adverse to the automobile insurance industry or business generally that may be enacted in California or other states; the presence of competitors with greater financial resources and the impact of competitive pricing; changes in driving patterns and loss trends; acts of war and terrorist activities; court decisions and trends in litigation and health care and auto repair costs and marketing efforts; and various legal, regulatory and litigation risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. For a more detailed discussion of some of the foregoing risks and uncertainties, see the Company’s filings with the Securities and Exchange Commission.

MERCURY GENERAL CORPORATION

SUMMARY OF OPERATING RESULTS (000)

	Quarter Ended March 31,
	2003	2002
Net Premiums Written	$538,750	$421,501
Net Premiums Earned	500,666	386,637
Paid Losses and Loss Adjustment Expenses	320,599	259,636
Incurred Losses and Loss Adjustment Expenses	341,546	278,101
Net Investment Income	26,926	29,504
Net Realized Investment (Losses) or Gains (a)	(493)	155
Net Income	$42,108	$28,954

Net Operating Earnings	$42,601	$28,799

Basic Average Shares Outstanding	54,378,897	54,265,041

Diluted Average Shares Outstanding	54,489,585	54,462,002

Basic Per Share Data
Earnings Per Share	$0.77	$0.53

Diluted Per Share Data
Net Operating Earnings	$0.78	$0.53
Net Realized Investment (Losses) or Gains (a)	$(0.01)	$0.00

Earnings Per Share	$0.77	$0.53

Operating Ratios—GAAP Basis (b)
Loss Ratio	68.2%	71.9%
Expense Ratio	26.2%	26.6%

Combined Ratio	94.4%	98.5%

Reconciliations of Operating Measures to Comparable GAAP (b) Measures

Net Premiums Written	$538,750	$421,501
Increase in Unearned Premiums	(38,084)	(34,864)

Net Premiums Earned	$500,666	$386,637

Paid Losses and Loss Adjustment Expenses	$320,599	$259,636
Increase in net losses and loss adjustment expense reserves	20,947	18,465

Incurred Losses and Loss Adjustment Expenses	$341,546	$278,101

Net Operating Earnings	$42,601	$28,799
Net Realized Investment (Losses) or Gains (a)	(493)	155

Net Income, GAAP basis (b)	$42,108	$28,954

(a)	Net Realized Investment (Losses) or Gains is net of taxes.
(b)	Generally Accepted Accounting Principles
(c)	Some numbers may not sum due to rounding

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MERCURY GENERAL CORPORATION

Other Supplemental Information

	Three months ending March 31, 2003				Three months ending March 31, 2002
	Net Premiums	Loss	Expense	Combined	Net Premiums	Loss	Expense	Combined
	Written	Ratio	Ratio	Ratio	Written	Ratio	Ratio	Ratio
	(000’s)				(000’s)
California	$452,946	70.0%	25.6%	95.6%	$359,957	71.9%	25.6%	97.5%
Georgia	$4,727	68.1%	31.5%	99.6%	$3,727	64.1%	31.6%	95.7%
Illinois	$4,597	53.8%	27.2%	81.0%	$3,256	57.4%	28.2%	85.6%
Florida	$33,518	58.7%	25.9%	84.6%	$21,837	76.4%	28.3%	104.7%
Texas (Concord operations)	$15,363	58.6%	31.1%	89.7%	$9,229	69.6%	34.0%	103.6%
New York	$2,516	79.7%	32.4%	112.1%	$800	80.9%	48.3%	129.2%
Virginia	$1,873	76.4%	39.0%	115.4%	$551	77.7%	54.9%	132.6%
American Mercury operations	$23,210	53.6%	33.4%	87.0%	$22,144	73.4%	37.3%	110.7%

Total Company	$538,750	68.2%	26.2%	94.4%	$421,501	71.9%	26.6%	98.5%

Policies-in-force at March 31, 2003

amounts in
(000’s)
California Personal Auto (excluding Cal Auto)	897
Personal Auto written through Cal Auto	84
California Commercial Auto	19
California Homeowners	163
Florida Auto	71
Virginia Personal Auto	4
New York Personal Auto	5
Georgia Personal Auto	13
Illinois Personal Auto	12
Texas (Concord Operations)	26
Florida Homeowners	7

Total shareholders’ equity at year-end	$1.1Billion

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